Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration No. 333-212571

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of One Index and Two ETFs due November 6, 2023

Final Term Sheet dated October 15, 2018 to Pricing Supplement dated October 31, 2018 (the “PS”)

Summary of Terms

Issuer	Barclays Bank PLC
Term	Approximately 5 years
Reference Asset	An unequally weighted basket (the “Basket”) consisting of one index and two exchange-traded funds (each, a “Basket Component” and, together, the “Basket Components”). The Basket Components and the weighting of each Basket Component are as follows: S&P 500® Value Index (50%); iShares® MSCI EAFE ETF (30%) and Financial Select Sector SPDR® Fund (20%).
Pricing Date	October 31, 2018
Issue Date	November 5, 2018
Calculation Day	October 30, 2023
Stated Maturity Date	November 6, 2023
Original Offering Price[1]	$1,000 per security (100% of par)
Maturity Payment Amount	See “Calculation of the Maturity Payment Amount” on page 3 of this final term sheet.
Starting Level	100
Ending Level	See “Calculation of the Ending Level” on page 3 of this final term sheet.
Capped Value	160.00% of the original offering price per security ($1,600.00 per security)
Threshold Level	80 (80% of the starting level)
Participation Rate	130%
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06746XUJ0 / US06746XUJ08
Agent Discount	4.23%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 2.50% and WFA will receive a distribution expense fee of 0.120%

Investment Description

•	Linked to a Basket of one index and two ETFs composed of the S&P 500® Value Index (50%); the iShares® MSCI EAFE ETF (30%) and the Financial Select Sector SPDR® Fund (20%)

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at stated maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Basket from the starting level to the ending level.

The payment at stated maturity will reflect the following terms:

o	If the level of the Basket increases:

You will receive the original offering price plus 130% participation in the upside performance of the Basket, subject to a maximum total return at maturity of 60.00% of the original offering price

o	If the level of the Basket remains flat or decreases but the decrease is not more than 20%:

You will be repaid the original offering price

o	If the level of the Basket decreases by more than 20%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the level of the Basket in excess of 20%

•	Investors may lose up to 80% of the original offering price

•	Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described in the PS) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in the PS and “Risk Factors” in the accompanying prospectus supplement.

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

[1] The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is $920.00 per security. The estimated value is less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-4 of the PS.

THIS FINAL TERM SHEET SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT, INDEX SUPPLEMENT AND PS. The securities will have the terms specified in the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016, as supplemented or superseded by the PS. The securities have complex features, and investing in the securities involves risks not associated with an investment in conventional debt securities.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PS.

Hypothetical Payout Profile

The profile to the right is based on a capped value of 160.00% of the original offering price or $1,600.00 per security, a participation rate of 130% and a threshold level equal to 80% of the starting level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical ending level	Percentage change from the starting level to the hypothetical ending level	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
175.00	75.00%	$1,600.00	60.00%	9.61%
160.00	60.00%	$1,600.00	60.00%	9.61%
150.00	50.00%	$1,600.00	60.00%	9.61%
146.15	46.15%	$1,600.00	60.00%	9.61%
140.00	40.00%	$1,520.00	52.00%	8.54%
130.00	30.00%	$1,390.00	39.00%	6.69%
120.00	20.00%	$1,260.00	26.00%	4.67%
110.00	10.00%	$1,130.00	13.00%	2.46%
105.00	5.00%	$1,065.00	6.50%	1.26%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
85.00	-15.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$1,000.00	0.00%	0.00%
79.00	-21.00%	$990.00	-1.00%	-0.20%
75.00	-25.00%	$950.00	-5.00%	-1.02%
70.00	-30.00%	$900.00	-10.00%	-2.09%
50.00	-50.00%	$700.00	-30.00%	-7.00%
25.00	-75.00%	$450.00	-55.00%	-15.33%
0.00	-100.00%	$200.00	-80.00%	-29.70%

Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The starting level

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual ending level.

Calculation of the Maturity Payment Amount

The maturity payment amount per security will be determined as follows:

•	If the ending level is greater than the starting level, the maturity payment amount will be equal to the lesser of:

(i)	$1,000 plus

(ii)	the capped value

•	If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level, the maturity payment amount will be equal to $1,000

•	If the ending level is less than the threshold level, the maturity payment amount will be equal to $1,000 minus

If the ending level is less than the threshold level, you will receive less, and possibly 80% less, than the original offering price of your securities at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Calculation of the Ending Level

The ending level will be calculated based on the weighted returns of the Basket Components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the component return of the S&P 500® Value Index; (B) 30% of the component return of the iShares® MSCI EAFE ETF and (C) 20% of the component return of the Financial Select Sector SPDR® Fund.

The component return of a Basket Component will be equal to:

where,

•	the initial component value is the closing value of that Basket Component on the pricing date; and

•	the final component value is the closing value of that Basket Component on the calculation day.

The initial component values of the Basket Components are as follows: S&P 500® Value Index (1,081.728); iShares® MSCI EAFE ETF ($62.46); and Financial Select Sector SPDR® Fund ($26.28).

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components or any of the securities composing or held by the Basket Components. You should carefully review the risk disclosures set forth under the “Risk Factors” section of the prospectus supplement and the “Selected Risk Considerations” section in the accompanying PS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PS.

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 80% Less, Than The Original Offering Price Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.

•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Basket Components Or The Securities Composing The Index.

•	Correlation (Or Lack Of Correlation) Of Performances Among The Basket Components May Adversely Affect Your Return On The Securities, And Changes In The Values Of The Basket Components May Offset Each Other.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	Owning The Securities Is Not Equivalent To Owning The Funds Or The Securities Held By Or Composing The Funds, The Index Or The Fund Underlying Indices.

•	The Investment Strategy Represented By The Index May Not Be Successful.

•	The Index Reflects The Price Return Of The Securities Composing The Index, Not The Total Return.

•	Adjustments To The Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities With Respect To The iShares® MSCI EAFE ETF.

•	The Securities Are Subject To Currency Exchange Risk With Respect To The U.S. Dollar And The Non-U.S. Currencies Represented In The iShares® MSCI EAFE ETF.

•	The Equity Securities Held By The Financial Select Sector SPDR® Fund Are Concentrated In The Financials Sector.

•	The Financial Select Sector SPDR® Fund No Longer Provides Exposure To The Real Estate Sector.

•	Certain Features Of Exchange-Traded Funds Will Impact The Value Of The Securities.

•	Adjustments To The Funds Or To The Fund Underlying Indices Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	Anti-Dilution Adjustments Relating To The Shares Of The Funds Do Not Address Every Event That Could Affect Such Shares.

•	The Estimated Value Of Your Securities Is Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Historical Performance Of The Basket Components Is Not An Indication Of Their Future Performance.

•	The Ending Level Is Not Based On The Level of the Basket At Any Time Other Than The Calculation Day.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components Or The Fund Underlying Indices.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor, Fund Sponsors Or Underlying Index Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Not suitable for all investors

Investment suitability must be determined individually for each investor. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-12 of the accompanying PS and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the securities. For more information regarding the Basket and the Basket Components, see “The Basket,” “The S&P 500® Value Index,” “The iShares® MSCI EAFE ETF,” and “The Financial Select Sector SPDR® Fund” in the PS.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this final term sheet relates. Before you invest, you should read the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016, the PS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

Consult your tax advisor

Investors should review carefully the accompanying PS, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

As used in this final term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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